Exhibit (11)





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                   	THREE MONTHS	   SIX MONTHS
                                    ENDED MARCH 31,	 ENDED MARCH 31,
                                      2003      2002      2003        2002

Net income                       $  622,000  1,424,000  1,560,000  2,769,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         3,052,708  3,138,617  3,093,333  3,139,044

Shares issuable under stock
 options which are poten-
 tially dilutive                     24,382     29,536     24,984     21,107
Shares used for diluted earnings
 per share                        3,077,090  3,168,153  3,118,317  3,160,151


Basic earnings per
 common share                         $.20        .45         .50        .88

Diluted earnings
 per common share                     $.20        .45         .50        .88

















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